Exhibit 99.1

Contact: Tricia Ross
BSD MEDICAL CORPORATION	Telephone : 310-622-8226
2188 West 2200 South	Email: investor@bsdmc.com
Salt Lake City, Utah 84119-1326	NASDAQ:BSDM

For Immediate Release

BSD Medical Announces Fiscal Year 2014 Financial Results

SALT LAKE CITY, November 13, 2014 -- BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a provider of medical systems that treat cancer and benign diseases using heat therapy, today reported financial results for its fiscal year ended August 31, 2014.

Financial Highlights for Fiscal Year 2014

•	Total revenues of $5.3 million, a $1.6 million increase from $3.7 million for fiscal year 2013

•	Total stockholders’ equity of $10.7 million

•	Net loss of $7.1 million compared to $8.3 million for fiscal year 2013

•	Solid balance sheet; cash and cash equivalents of $8.1 million and no long-term debt

ManagementCommentary

“Revenue grew by 45% in the 2014 fiscal year compared to the prior year, driven by increased sales of disposable microwave ablation antennas in Europe, fees from the MicroThermX® generator rental program, and sales of hyperthermia systems,” said Clint Carnell, CEO of BSD Medical. “BSD also achieved a number of important operational milestones this year, including obtaining regulatory import approval in China and Taiwan for the BSD-2000 and introducing MicroThermX products into several key European countries in collaboration with Terumo Europe N.V.”

“I am excited about the opportunity to expand sales of MicroThermX through a well-executed commercialization effort that will begin with building stronger awareness among patients, physicians and the healthcare system of the benefits of our microwave ablation system. There is significant opportunity to penetrate the U.S. market, where cancer remains the second-leading cause of death. I believe we have the right product to disrupt the current standard of care for diseased soft-tissue and can capitalize on developing trends in the healthcare system by providing cost-effective, less-invasive treatment options with MicroThermX. I look forward to sharing more specific details of our plans to capture market share in the coming months,” concluded Mr. Carnell.

Fiscal 2014 Financial Highlights

Revenues for the fiscal year ended August 31, 2014 increased $1.6 million, or 45%, to $5.3 million, compared with the fiscal year ended August 31, 2013. This increase was primarily due to increases in sales of our disposable SynchroWave antennas, increased revenue from our fee-per-use rental program for MicroThermX generators, and increases in shipments of our hyperthermia systems and was partially offset by slower sales of MicroThermX generators.

Gross margin was $2.4 million or 45% of revenues for fiscal 2014, and compared with $1.4 million, or 38% of revenues for fiscal 2013. The improvement in gross margin and gross margin as a percentage of sales resulted from increasing MicroThermX sales, particularly sales of consumable devices and equipment rentals as well as increased sales of our higher margin hyperthermia products.

Operating expenses of $9.5 million for the year ended August 31, 2014 decreased by 2% compared with the year ended August 31, 2013. Total cost of sales for fiscal 2014 was $2.9 million compared with $2.3 million for fiscal 2013, with the increase resulting primarily from increasing hyperthermia and MicroThermX antenna sales. Research and development expenses for fiscal 2014 of $2.2 million declined 2% from $2.3 million for fiscal 2013. Selling, general and administrative expenses were $7.3 million for fiscal 2014 compared with $7.4 million for fiscal 2013. While these total expenses were relatively constant from year to year, we continued to expand our MicroThermX sales and marketing activities, support personnel and related operating expenses in the current year.

The Company reported a net loss of $7.1 million, or $0.20 per share, for fiscal 2014, compared with a net loss of $8.3 million, or $0.26 per share, for fiscal 2013, an improvement of $1.2 million, or $0.06 per share.

About BSD Medical Corporation

BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused microwave energy and radiofrequency (RF). BSD’s product lines include ablation and hyperthermia treatment systems. BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue. The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia. BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy. Certain of the Company’s products have received regulatory approvals in the United States, Europe and China. For further information visit BSD Medical's website at www.BSDMedical.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to our 2014 and 2015 plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

BSD MEDICAL CORPORATION
Balance Sheets

	August 31,
ASSETS	2014	2013

Current assets:
Cash and cash equivalents	$8,130,416	$9,450,528
Accounts receivable, net of allowance for doubtful accounts of $20,000	366,887	899,969
Related party trade accounts receivable	8,322	24,201
Inventories, net	2,329,189	2,445,770
Other current assets	146,319	200,028
Total current assets	10,981,133	13,020,496

Property and equipment, net	1,267,661	1,319,880

Total assets	$12,248,794	$14,340,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$548,897	$521,417
Accrued liabilities	866,528	573,880
Note payable	33,279	-
Customer deposits	41,781	317,480
Deferred revenue – current portion	96,043	730,593
Total current liabilities	1,586,528	2,143,370

Deferred revenue – net of current portion	-	53,115

Total liabilities	1,586,528	2,196,485

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 39,713,540 and 34,006,202 shares issued, respectively	39,714	34,007
Additional paid-in capital	63,394,556	57,739,056
Treasury stock, 24,331 shares at cost	(234)	(234)
Accumulated deficit	(52,771,770)	(45,628,938)
Total stockholders’ equity	10,662,266	12,143,891
Total liabilities and stockholders' equity
	$12,248,794	$14,340,376

BSD MEDICAL CORPORATION
Statements of Comprehensive Loss

	Years Ended August 31,
	2014	2013	2012
Revenues:
Sales	$4,544,204	$3,274,796	$1,608,179
Sales to related parties	419,549	99,896	333,663
Equipment rental	364,600	298,600	129,350
Total revenues	5,328,353	3,673,292	2,071,192

Cost of revenues:
Cost of sales	2,613,921	2,161,967	1,244,290
Cost of related party sales	313,156	87,694	260,553
Cost of equipment rental	11,788	11,788	11,788
Total cost of revenues	2,938,865	2,261,449	1,516,631

Gross margin	2,389,488	1,411,843	554,561

Operating costs and expenses:
Research and development	2,229,043	2,281,854	2,364,608
Selling, general and administrative	7,308,643	7,403,273	6,203,200
Total operating costs and expenses	9,537,686	9,685,127	8,567,808

Loss from operations	(7,148,198)	(8,273,284)	(8,013,247)

Other income (expense):
Interest income	22,491	32,225	59,783
Other expense	(15,125)	(8,694)	(6,208)
Total other income (expense)	7,366	23,531	53,575

Loss before income taxes	(7,140,832)	(8,249,753)	(7,959,672)

Income tax provision	(2,000)	(1,938)	(988)

Net loss and comprehensive loss	$(7,142,832)	$(8,251,691)	$(7,960,660)

Loss per common share:
Basic	$(0.20)	$(0.26)	$(0.27)
Diluted	$(0.20)	$(0.26)	$(0.27)

Weighted average number of shares outstanding:
Basic	34,967,000	31,414,000	29,717,000
Diluted	34,967,000	31,414,000	29,717,000

BSD MEDICAL CORPORATION
Statements of Cash Flows

	Years Ended August 31,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(7,142,832)	$(8,251,691)	$(7,960,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	125,824	132,153	151,721
Stock issued for services	180,000	180,002	180,000
Stock-based compensation	844,628	1,134,811	1,206,398
Loss (gain) on disposition of property and equipment	(30)	-	118
Decrease (increase) in:
Receivables	548,961	(601,326)	482,743
Inventories	116,581	(41,813)	2,257
Other current assets	53,709	(79,959)	1,079
Increase (decrease) in:
Accounts payable	27,480	325,663	(106,182)
Accrued liabilities	292,648	149,182	92,694
Customer deposits	(275,699)	292,500	24,980
Deferred revenue	(687,665)	560,423	(11,087)

Net cash used in operating activities	(5,916,395)	(6,200,055)	(5,935,939)

Cash flows from investing activities:
Purchase of property and equipment	(75,599)	(35,562)	(97,521)
Proceeds from disposition of property and equipment	2,025	-	-

Net cash used in investing activities	(73,574)	(35,362)	(97,521)

Cash flows from financing activities:
Net proceeds from the sale of common stock	4,636,579	4,583,437	-
Proceeds from note payable	74,052	-	-
Payments on note payable	(40,774)	-	-

Net cash provided by financing activities	4,669,857	4,583,437	-

Net increase (decrease) in cash and cash equivalents	(1,320,112)	(1,651,980)	(6,033,460)
Cash and cash equivalents, beginning of year	9,450,528	11,102,508	17,135,968

Cash and cash equivalents, end of year	$8,130,416	$9,450,528	$11,102,508